DE BEIRA GOLDFIELDS INC.
30 Ledgar Road, Balcatta 6021
Perth, Western Australia, Australia
Tel: +61 (08) 9240 1377 - Fax: +61 (08) 9240 2406

Press Release

DE BEIRA CANCELS 4,000,000 SHARES AND PROVIDES DETAILS ON 3:2 FORWARD SPLIT DATES

Perth, Western Australia, Australia - June 11, 2006 - DE BEIRA GOLDFIELDS INC. (“DE BEIRA” or the “Company”) (NASD OTCBB: DBGF; Frankfurt: D1Q; WKN: A0JDS0) is pleased to announce that the Company has returned 4,000,000 common shares to the treasury for cancellation. The shares were returned by Michele Fronzo on June 8, 2006 along with his resignation from the Company. De Beira would like to thank Mr. Fronzo for his time spent with the Company and wishes him success in his future endeavours. It is expected that the Company will announce a new CFO over the coming days.

As previously announced, De Beira's board of directors have approved and arranged for a 3:2 forward split of its issued and outstanding common shares.  The corrected record date for the forward split is June 13, 2006 and the corrected payment date for the forward split is June 15, 2006.  On the payment date, registered shareholders as of the record date will be issued an additional three common shares of De Beira for every two common shares they own.

The effective date for the forward split will be Friday June 16, 2006 at which time the company's trading price will be adjusted by the NASD prior to the opening of the market to give effect to the 3:2 forward split.

De Beira would also like to announce the completion of the previously announced private placement with the newly appointed Chairman, Klaus Eckhof for total proceeds of US$2,000,000.

Prior to the effect of the 3:2 forward spilt, the Company will have 23,476,190 shares issued and outstanding as of June 12, 2006. As the forward split is given effect to, the number of issued and outstanding common shares on June 16, 2006 will be 35,214,285. The Company has no warrants or options outstanding.

About DE BEIRA GOLDFIELDS INC.

DE BEIRA is a Nevada based mineral exploration company. The Company has recently initiated a new program to evaluate undervalued assets for potential addition to its mineral claim portfolio.

The Company has recently entered into an agreement to earn up to 70% interest in the Titiribi Gold / Copper project in Colombia, South America. The agreement with the Goldplata Group of companies allows De Beira to earn an initial interest of 65% by sole funding US$8 million exploration expenditure within a 3 year period. After earning 65%, De Beira can elect to sole fund further expenditure in order to earn another 5% (giving it a total interest of 70%). The additional interest will be earned upon the earlier of completing a bankable feasibility study or spending a further US$12 million, both within a period of no more than 3 years.

The Titiribi Mining District is located 70km southeast of Medellin, Colombia. It comprises an important historic gold - silver producing region with excellent infrastructure and a mining history extending over the last 200 years.

Mining operations focussed historically on high grade (>15g/t Au) gold - silver replacement mantos and fault controlled veins hosted within sedimentary rocks.

Limited modern exploration was undertaken by various companies (Ace Resources Ltd and Goldfields of South Africa) who during the period of sub US$300 gold price delineated a low grade Au-Cu resource. Goldfields drilled 2,500m and estimated a drill indicated resource (not to F43 101) of 220 million tonnes @ ~ 1g/t Au (Au + Cu equivalent) for ~ 7 million oz (porphyry associated Au-Cu-Ag-Mo mineralisation).

As an exploration project the Titiribi area can be considered an under explored, district scale mineral system with a long term proven high grade production history. As high grade (>15g/t Au) mining ceased in the late 1930s’, there is significant potential, with modern methods, to delineate resources with grades of up to 5 g/t Au which in present circumstances could be converted to mineable deposits.

The Company has identified several target zones for an immediate drilling program, and expects to fast track the drilling program.

This Press Release may contain, in addition to historical information, forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections or implied results. Please refer to DE BEIRA’s filings with the Securities and Exchange Commission for a summary of important factors that could affect DE BEIRA’s forward-looking statements. DE BEIRA undertakes no obligation to revise these statements following the date of this press release.

DE BEIRA GOLDFEILDS INC.

Per: “Reg Gillard”
Reg Gillard, Director